Exhibit 10.a

EMPLOYMENT AGREEMENT

Employment Agreement, effective as of March 1, 2011 (the "Effective Date"), by and between Duncan Technology Group d/b/a/ PanAm Terra (aka Ascentia Biomedical Corporation),  a Nevada  corporation with its registered office at 2215-B Renaissance Dr., Las Vegas, NV 89119 (the “COMPANY”), and Alexandre Clug of 900 Biscayne Blvd, Suite 3307, Miami, FL 33132 (the “Employee”).

WHEREAS, COMPANY is a Nevada corporation; and

WHEREAS, COMPANY desires to have Employee serve as Chief Executive Officer of COMPANY; and

WHEREAS, the parties have reached certain agreements with respect to the employment of the Employee by COMPANY, and with respect to other related matters, all on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein provided, the parties hereto agree as follows:

1.             Term of Employment.  COMPANY hereby employs the Employee and the Employee hereby accepts continued employment with COMPANY, all in accordance with the terms and conditions hereof, for a term commencing on the Effective Date and ending on March 1, 2014 (the "Term"), unless this Agreement and Employee's employment by COMPANY are sooner terminated as hereinafter provided.

2.              Duties.

2.1.           During the Term, the Employee shall be the Chief Executive Officer of PanAm Terra. In this capacity, the Employee shall oversee the strategic and operational business objectives of the COMPANY. and shall perform such duties and have such responsibilities as are delegated to him by the board of directors of the COMPANY. Employee shall at all times report to, and Employee's activities shall at all times be subject to the direction and control of the Chairman of the board of directors of the COMPANY. Should Employee also be the Chairman of the board of directors, Employee will then report to the board of directors.

2.2.           The Employee shall not be a full time employee of the COMPANY but shall devote such time as is necessary to faithfully and diligently perform the duties of his employment with COMPANY and shall take all actions reasonably in his power to promote, develop and extend the business of COMPANY.

3.              Compensation.

3.1         COMPANY agrees to pay the Employee as compensation for his services under this Agreement an initial salary at the annual rate of $120,000. Annual salary will be increased to an annual rate of $200,000 when the company receives an aggregate financing of a minimum of $500,000  calculated starting October 1, 2010. Compensation may be increased by COMPANY from time to time in its sole discretion, less all applicable deductions (the "Salary").

3.2         For work performed on behalf of the Company in year 2011 but prior to this Employment Agreement COMPANY agrees to pay Employee a ‘signing bonus’ of $50,000. This bonus will be paid to Employee at the earlier of board of directors’ approval or when the company receives an aggregate financing of a minimum of $500,000 calculated starting January 1, 2011.

3.3         Employee will be granted equity in companies managed by COMPANY in the form of straight equity and/or stock options purchase rights or awards. Initially, but not limited to, Employee will be granted 20% equity in PanAm Terra, in the form of common shares.

3.4          Employee will be eligible for a Performance Bonus (the “Performance Bonus”) based upon certain objectives established by the board of directors of the COMPANY. The targeted amount of the initial Performance Bonus is $50,000 annually.  Payment of the Performance Bonus is subject to the approval of the board of directors of the COMPANY in its sole discretion.

4.              Fringe Benefits.

4.1            COMPANY agrees to provide the Employee and his dependents with such hospital, medical, vision, dental, disability, life and major medical coverage and such other employee benefits as COMPANY may have in effect, from time to time, under its employee benefit plans for the benefit of its employees but only to the extent that the Employee and his dependents may be eligible to receive such benefits under the applicable provisions of the insurance policies or plans providing such benefits.

4.2            The Employee shall accrue paid time off of 3 weeks annually.

4.3            The Employee shall be entitled to paid holidays in accordance with the policies of COMPANY.

4.4            In the event that the Employee's employment is terminated and the Employee is entitled to a Termination Payment in accordance with Section 8 of this Agreement, then, to the extent that it is permitted to do so by the terms of the applicable plan and applicable law and only during the Termination Payment Period (as defined in Section 8.3), COMPANY will continue to make available medical insurance to the Employee and pay its share of the monthly premium for any insurance which the Employee is entitled to continue and elects to continue under COBRA, provided that the Employee also continues to pay his share of the premium during the Termination Payment Period.

4.5           Compliance with the provisions of this Section 4 shall in no way create or be deemed to create any obligation, express or implied, on the part of COMPANY or any Affiliate (as defined in Section 12) with respect to the continuation of any particular benefit or other plan or arrangement maintained by them as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof.

5.             Expense Reimbursement. Upon submission of appropriate invoices, receipts or vouchers, COMPANY shall pay or reimburse the Employee for all reasonable and authorized expenses (including, but not limited to, expenses associated with business travel) incurred by the Employee in the performance of his duties hereunder in furtherance of COMPANY's business and in keeping with the policies of COMPANY, including those incurred as an employee in the ordinary course prior to the date hereof and not yet reimbursed.

6.              Disability.  In the event that illness, injury or other incapacity prevents the Employee from performing the essential functions of his job, with  reasonable accommodation, and imposes an undue hardship on the COMPANY, then COMPANY may, in its discretion, terminate this Agreement and Employee's employment by COMPANY and the Employee shall be deemed to be totally disabled for purposes of this Agreement. For the purposes of this Section 6, it shall be deemed to comprise undue hardship upon COMPANY if the Employee is unable to perform the essential functions of his job, with  reasonable accommodation, for a period of ninety (90) consecutive calendar days or for any period of one hundred twenty (120) days in any twelve (12) calendar months.  The right of COMPANY to terminate this Agreement and Employee's employment by COMPANY as set forth in this Section 6 is contingent upon COMPANY  providing to the Employee as one of the fringe benefits pursuant to Section 4.1 hereof, at its sole cost and expense, group disability income insurance during the entire term of this Agreement.

7.              Termination.

7.1.           Notwithstanding anything contained in this Agreement to the contrary, this Agreement and Employee's employment by COMPANY shall terminate upon the occurrence of the earliest of the following events:

(a)	Death - the death of the Employee;
(b)	Disability - the termination of the Employee's employment by COMPANY due to the disability of the Employee as determined in accordance with Section 6 of this Agreement;
(c)	Expiration with Termination of Employment - the termination of the Employee's employment upon the expiration of the Term of this Agreement;
(d)
Bankruptcy or Liquidation - the termination of the Employee's employment by COMPANY due to the bankruptcy, receivership, dissolution or liquidation of COMPANY or the cessation of business by COMPANY, provided, however, that the Employee shall not be considered terminated under this Section 7.1(d) in the event COMPANY or any Affiliate offers Employee employment under substantially the same terms and conditions as are set forth in this Agreement;

(e)	Termination for Cause - the termination of the Employee's employment by COMPANY for “cause”, as defined in Section 7.2;
(f)	Termination without Cause - the termination of the Employee's employment by COMPANY without Cause;
(g)	Voluntary Resignation - the voluntary and unsolicited resignation of the Employee from employment by COMPANY other than resignation for “Good Reason”; as defined in Section 7.2, or
(h)	Resignation for Good Reason - the resignation of Employee from employment by COMPANY for Good Reason.

7.2.           For the purposes of the Agreement, the term "Cause" shall mean: (a) the Employee's conviction of a felony for which the statute permits imprisonment for more than one year involving dishonesty, fraud, embezzlement, moral turpitude, securities laws violations, or theft (in each case excluding acts outside of the Employee’s employment with COMPANY, such as traffic violations or domestic relations matters); (b) a material violation of any policy of COMPANY or any Affiliate relating to ethical business conduct, fiduciary duties or conflicts of interest, or the commission of an act of dishonesty with regard to COMPANY or any Affiliate; (c) the revocation, suspension, nonrenewal or termination of any license, permit, clearance or approval held by the Employee that is necessary to enable the Employee to conduct the business of COMPANY; (e) any conduct that would cause the suspension of COMPANY or its Affiliates from contracting or subcontracting with government entities of any of the fifty states or with the federal government of the United States; (f) the Employee's gross negligence or willful misconduct in the performance of his duties and services to COMPANY or any Affiliate; (g) the Employee's prolonged absence from duty without the consent of COMPANY other than as a result of illness or injury; or (h) any material breach by Employee of the terms of this Agreement and any other agreement to which Employee and COMPANY are parties, such breach not being remedied within thirty (30) days of the Employee receiving written notice of the breach or, if such breach cannot be remedied within thirty (30) days, Employee's not diligently and in good faith pursuing the timely and expedient remedy of such breach.

For the purposes of the Agreement, the term "Good Reason" shall mean: (a) any material reduction in the compensation and benefits provided to the Employee, (b) any material breach by COMPANY of the terms of this Agreement, such breach not being remedied within thirty (30) days of COMPANY receiving written notice of the breach, or, if such breach cannot be remedied within thirty (30) days, COMPANY's not diligently and in good faith pursuing the timely and expedient remedy of such breach, (c) any request by COMPANY that the Employee perform any act which is illegal, or (d) relocation of the Employee by COMPANY to a location more than 25 miles from the 900 Biscayne Blvd, Miami, FL 33132,  location.

7.3.           Upon termination of this Agreement, the Employee's salary shall accrue to the Employee up to the effective date of such termination and shall be paid forthwith thereafter.

7.4.           Nothing herein shall be construed or deemed to prevent or prohibit the employment of the Employee by COMPANY after the termination of the Agreement, under a written agreement or in the absence of such an agreement, upon such terms as may be mutually acceptable to the Employee and COMPANY.  Nothing herein shall be construed as providing Employee with a right to continued employment by COMPANY after the termination of this Agreement.

8.             Termination Payment.

8.1.           In the event that the Employee's employment is terminated under Sections 7.1 (b) Disability, 7.1 (d) Bankruptcy or Liquidation, 7.1 (f) Termination without Cause or 7.1 (h) Resignation for Good Reason, the Employee shall receive (i) a severance payment (the "Termination Payment") payable in accordance with Sections 8.2 and 8.3 hereof and (ii) the benefits set forth in Section 4.4.  Employee understands and agrees that the payments and benefits set forth in this Section 8.1 represent all of the payments and benefits to which he is entitled. All payments made under this Section 8 are expressly conditioned upon the Employee's compliance with the terms of this Agreement (including Section 9 hereof) and all other agreements to which the COMPANY and the Employee are parties.

8.2.           The Termination Payment will be equal to twelve (12) months of the Salary in effect at the time of the Employee's termination.  Inclusion of any Performance Bonus in the Termination Payment shall be subject to COMPANY’s approval (which shall not be unreasonably withheld) as to the amount thereof and, upon such approval, shall be included in the Termination Payment on a pro rated basis.  In addition, all unvested equity shall immediately vest upon termination. No Termination Payment will be paid for termination under Sections 7.1(a), (c), (e), or (g).

8.3.           In the event that the Termination Payment results from a termination under Section 7.1 (d) Bankruptcy or Liquidation, the Termination Payment will be paid to Employee as a lump sum, such lump sum to be paid within 15 days of termination.  In the event that that the Termination Payment results from a termination under Section 7.1 (b) Disability, Section 7.1 (f) Termination without Cause or Section 7.1 (h) Resignation for Good Reason, the Termination Payment will be payable as a lump sum within 45 days from the termination date.

9.             Non-interference; Non-disclosure; Non-Competition.

9.1           Non-interference.  The Employee covenants and agrees that he will not, at any time during his employment with COMPANY or an Affiliate, or during the twelve (12) month period after the termination of the Employee's employment with COMPANY or an Affiliate (the "Non-Interference Covenant Period") whether under this Agreement or otherwise, for whatever reason, whether for his own account or for the account of any other person, firm, corporation or any other business organization: (i) interfere with contractual relationships between COMPANY or any Affiliate and any of their respective customers or employees; (ii) without the express written consent of COMPANY, hire, or solicit for hire, any person who is employed by, or associated with, COMPANY or any Affiliate or who was employed by, or associated with, COMPANY or any Affiliate at any time in the six (6) months preceding date of termination of Employee's employment with COMPANY or an Affiliate; (iii) interfere in any way with contracts between COMPANY or any Affiliate and other parties or (iv) make derogatory or disparaging statements whatsoever regarding COMPANY or any Affiliate in dealing with third parties, including its suppliers and customers.

9.2.           Non-disclosure.  The Employee covenants and agrees that he will not, at any time during his employment with COMPANY or an Affiliate , or at any time after the termination of his employment with COMPANY or an Affiliate, whether under this Agreement or otherwise, disclose to any person (other than COMPANY or any Affiliate) or use for his own account any Confidential Information (as defined in Section 11) pertaining to COMPANY or any Affiliate, or the business, property or affairs of any of them, whether or not obtained with the knowledge and permission of COMPANY, and whether or not developed, devised or otherwise created in whole or in part by the efforts of the Employee.  The Employee further covenants and agrees that he shall retain all knowledge and information which he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of COMPANY and its successors and assigns.  The Employee further covenants that upon leaving the employ of COMPANY, he shall not take with him any Tangible Things (as defined in Sections 11) or Confidential Information pertaining to COMPANY or any Affiliate, or the business, property or affairs of any of them.

9.3           Non-Competition.  The parties hereto agree that Employee's services are unique and that the compensation provided for under Sections 3, 4, 5, and 6 herein are in part in consideration of and conditioned upon Employee not competing with COMPANY or its Affiliates and that this Section 9.3 is essential to protect COMPANY's business from unfair competition.  Employee covenants and agrees that he will not, at any time during his employment with COMPANY or an Affiliate, whether under this Agreement or otherwise, or during the twelve (12) month period after the termination of the Employee's employment with COMPANY or an Affiliate (the “Non-Competiton Covenant Period”), render services to or for any organization that competes with COMPANY or an Affiliate.  Employee agrees to not solicit, sell to or accept business from any Customer (as defined in Section 11) during the Non-Competition Covenant Period.

Except where otherwise stated, the covenants in this Section 9 are applicable to activities carried on in, or originating from, any state of the United States of America.  Nothing herein contained, however, shall be deemed to prohibit the Employee from owning stock in public companies in pursuance of his passive investment program so long as he does not become an "Affiliate" thereof as such term is defined in the Securities Exchange Act of 1934.

10.
Covenant to Report.  The Employee agrees to render to COMPANY such reports of the activities undertaken by the Employee or conducted under the Employee's direction pursuant hereto while employed by COMPANY or any Affiliate as COMPANY may from time to time, during or within two years after termination of his employment, request. If COMPANY requests the Employee to provide such a report after termination of his employment, COMPANY agrees to compensate Employee for his efforts in rendering such reports at an hourly rate of $150.00.

11.           Definitions.

11.1.           The term "Affiliate" shall mean any corporation which controls, is controlled by or is under common control with COMPANY and any predecessor corporation.

11.2.           The term "Confidential Information" shall mean and include:

(a)
confidential or secret records, data, processes, methods, procedures, techniques, plans, machinery, devices, appliances, tools, improvements, computer programs, discoveries, inventions, products, or trade secrets relating to the current or foreseeable business or activities of COMPANY or any Affiliate;

(b)
any mailing lists, customer lists, supplier lists or other information relating to the customers or suppliers of COMPANY or any Affiliate, except such lists or other information as are generally known to the public or in the industry; or

(c)
pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by COMPANY or any Affiliate of either, or any other confidential or secret aspects of the current or foreseeable business or activities of COMPANY or an Affiliate.

11.3.           The term "Customer" shall mean the customers and prospective customers of COMPANY named on the list provided by COMPANY to Employee on or promptly following the date of the termination of the Employee's employment with COMPANY.

11.4           The term "Tangible Things" shall mean and include writings, photographs, artworks, blueprints, and drawings, models, reproductions, radio and television programs and scripts, recordings, tapes and the like, and computer programs in any form, having application to or usefulness in the current or foreseeable business activities of COMPANY.

12.            No Conflict.  Employee hereby confirms that Employee is not bound by the terms of any agreement with any other party that restricts in any way Employee's engagement in this business.  Employee will not disclose or make use of any information in violation of any agreements with or rights of any other party, and Employee will not bring to the premises of the COMPANY any copies or other tangible embodiments of non-public information belonging to or obtained from any other party.

13.            Specific Performance.  Without intending to limit the remedies available to COMPANY, the Employee further agrees that damages at law will be an insufficient remedy to COMPANY in the event that the Employee violates the terms of Sections 9 or 10 of the Agreement, and that COMPANY may apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the covenants of such Section. The parties hereto understand that each of the covenants of the Employee contained in Section 9 or 10 of this Agreement is an essential element of this Agreement. If any court of competent jurisdiction shall determine that the covenant and agreement of the Employee contained in Section 10 hereof is unenforceable, it may determine the rights of the parties hereunder in a manner, and to the extent to, which said court determines to be just and equitable under the circumstances.

14.            Binding Effect; Benefits; Assignment.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives. Insofar as the Employee is concerned, this contract, being personal, cannot be assigned. In the event of a sale, merger or other reorganization of COMPANY in which COMPANY is not the surviving or acquiring COMPANY, or in which COMPANY is or becomes a wholly owned subsidiary of another COMPANY, then it is agreed that this Agreement is assignable by COMPANY, and will be assigned, to the entity that results from or survives such sale, merger or other reorganization and shall remain in effect after such assignment, legally binding the Employee and the COMPANY successor entity in accordance with its terms.

15.           Notices. All notices and other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered personally  or delivered by a national, commercial overnight delivery service, to the following addresses or such other address as any party hereto shall have specified by notice in writing to the other party hereto:

If to the Employee:
Alexandre Clug
900 Biscayne Blvd., Ste 3307
Miami, FL 33132

With a Copy to:
Stephen Clug
150 Waters Edge Drive
Jupiter, FL 33477

If to COMPANY:
Angel Lana
106 Winged Foot Lane
Boca Raton
FL, 33431

With a copy to:
Robert Brantl, Esq.
52 Mulligan Lane
Irvington, NY 10533-1106

All such notices and communications shall be deemed to have been received on the date of delivery thereof or the fifth business day after the mailing thereof by certified mail, return receipt requested, or the first business day after the delivery thereof by a national, commercial overnight delivery service, whichever is earlier.

16.           Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

17.           Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party to this Agreement may, by an instrument in writing, waive the other party's compliance with any provision of this Agreement. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

18.            Section and Other Headings. The section and other headings contained in the Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to control or affect the meaning or construction of any provision of this Agreement.

19.            Severability.  If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of the Agreement.

20.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

21.            Survival.  The provisions of Sections 8 through 22 of this Agreement shall survive any termination of this Agreement in accordance with the terms of such sections, and, in the event that this Agreement shall terminate but the Employee remains in the employment of COMPANY (see Section 7.4 of this Agreement above), then the provisions of Sections 8 through 22 shall survive the termination of this Agreement and shall continue to be in effect for so long as the Employee remains in the employment of COMPANY and thereafter in accordance with the terms of those Sections.

22.            Arbitration. Except as otherwise provided in Section 13 of this agreement, COMPANY and its Affiliates, and the Employee agree to submit to arbitration in Miami, FL, in accordance with the then-current National rules for the Resolution of Employment Disputes of the American Arbitration Association, any and all disputes that may or can arise out of this Agreement or the termination thereof.. Pre-arbitration discovery shall be limited to a maximum of: thirty (30) interrogatories per party, including all parts and subparts; a single set of requests for production of documents per party; and, two (2) depositions per party. Any and all disputes regarding discovery procedures or the scope of discovery shall be heard by the Arbitrator whose decisions shall be final and binding upon the parties in accordance with Florida law.  If employee prevails in substantial part Company will pay expenses. A judgment upon the Arbitrator's award may be entered and enforced in any court of competent jurisdiction.

The next page is the signature page.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, the parties hereto have duly executed this Agreement as of the date last below written.

PanAm Terra

By:            /s/ Angel Lana
Its:            Corporate Secretary

Date:	3/29/2011

Employee	/s/ Alexandre Clug
Alexandre Clug

Date:	March 1, 2011